Exhibit 10.19B

Therapeutic Genomics, Inc.

Amendment No. 1 to Series A Convertible Preferred Stock Purchase Agreement

     Agreement of Amendment dated as of March 1, 2000 by and between Therapeutic Genomics, Inc., a Delaware corporation (the “Company”) and those entities listed on Schedule I hereto (the “Initial Purchasers”).

     Whereas, pursuant to a certain Series A Convertible Preferred Stock Purchase Agreement dated as of December 28, 1999 between the Company and the Initial Purchasers (the “Agreement”), the Company issued and sold to the Initial Purchasers shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”); and

     Whereas, the Company and the Initial Purchasers desire to amend the Agreement to authorize the Company to issue and sell shares of Preferred Stock to additional investors and to effect certain other changes in the Agreement;

     Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Agreement is hereby amended as follows:

     1. The second paragraph of the Agreement is amended and restated to read in its entirety as follows:

“Whereas, the Company wishes to issue and sell to the Purchasers, and the Purchasers wish to purchase on the terms and subject to the conditions set forth in this Agreement, an aggregate of up to 4,000,000 shares (the “Preferred Shares”) of the authorized but unissued Series A Convertible Preferred Stock, $0.01 par value, of the Company (the “Preferred Stock”);”

     2. Section 1.02(b) of the Agreement is amended and restated to read in its entirety as follows:

     “(b) If less than all of the authorized number of Preferred Shares are sold at the Initial Closing, the Company may in its sole discretion, at a one or more additional closings to take place at the offices of Peabody & Arnold, 50 Rowes Wharf, Boston, Massachusetts, on or before May 15, 2000 (each such closing, together with the Initial Closing, being called a “Closing” and such date and time, together with the Initial Closing Date, being called a “Closing Date”) issue and sell to those Purchasers who elect to purchase additional Preferred Shares and/or one or more additional Purchasers who elect to become parties to this Agreement, by executing a counterpart hereof and causing Schedule I to be amended appropriately, any or all of the Preferred Shares not purchased at the Initial Closing.”

     3. Section 2.04 of the Agreement is amended and restated to read in its entirety as follows:

     “Section 2.04. Authorized Capital Stock. The authorized capital stock of the Company consists of 12,000,000 shares of Common Stock and 8,000,000 shares of Preferred Stock; 5,000,000 shares of Preferred Stock have been designated Series A Convertible Preferred Stock and 3,000,000 shares of Preferred Stock remain undesignated. Immediately prior to the Initial Closing, 888,000 shares of Common Stock will be validly issued and outstanding, and no other shares of Common Stock or Preferred Stock will have been issued. There have been reserved for issuance (i) on or before May 15, 2000, 112,000 shares of Common Stock (the “Reserved Founders Shares”) to persons to be designated by Kenneth C. Carter (the “Founder”) (to the issuance of which the Purchasers, by their execution of this Agreement, shall be deemed to have consented), and (ii) under the Company’s 1999 Stock Plan (the “1999 Plan”), an aggregate of 625,000 shares of Common Stock. No subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire from the Company (or, to the best of the Company’s knowledge, from any other person or entity) any equity securities of the Company is outstanding and there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. The Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.”

     4. Clause (a) of Article II of the Agreement is amended and restated to read in its entirety as follows:

     “(a) unless such Purchaser has advised the Company to the contrary, such Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act;”

     5. Section 4.08 of the Agreement is renumbered as Section 4.09 and the following new Section 4.08 is inserted immediately prior thereto:

     “Section 4.08 Maryland Department of Business and Economic Development. With respect only to the Closing at which the Maryland Department of Business and Economic Development (“MDBED”) becomes a Purchaser, the Company shall have executed and delivered to MDBED such documents (including without limitation an application affidavit, an investment certification, and a stock repurchase agreement) as MDBED may reasonably request in order to implement the terms and conditions set forth in the Commitment Letter of MDBED to the Company dated March 20, 2000, all of which documents shall be in form and substance satisfactory to MDBED.”

     6. Section 5.01(b) of the Agreement is amended and restated to read in its entirety as follows:

     “(b) As soon as available, but in any event not later than 45 days after the end of each of the first three quarters of each fiscal year, the Company shall furnish to each Purchaser that (alone or together with its affiliates) holds at least 250,000 Preferred Shares and/or Conversion Shares the unaudited balance sheet of the Company as at the end of each such period and the related unaudited consolidated statement of operations, shareholders’ equity and changes in cash flows of the Company for such quarterly period and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the comparable periods of the preceding fiscal year and to the current year’s budget.”

     6. Section 5.01(c) of the Agreement is amended and restated to read in its entirety as follows:

     “(c) As soon as available, but in any event not later than 20 days after the end of each of month commencing with January 2000, the Company shall furnish to each Purchaser that (alone or together with its affiliates) holds at least 250,000 Preferred Shares and/or Conversion Shares the unaudited summary balance sheet of the Company as at the end of each such month and the related unaudited summary consolidated statement of operations, shareholders’ equity and changes in cash flows of the Company for such month.”

     7. Section 6.09 is amended and restated to read in its entirety as follows:

     “Section 6.09 Amendments and Waivers. This Agreement may be amended or modified, and provisions hereof may be waived, only with the written consent of the Company and of Purchasers holding, in the aggregate, at least sixty percent (60%) of the Preferred Shares then issued and outstanding; provided, however, that the provisions of Section 4.08 may not be amended or modified, and the provisions thereof may not be waived, without the written consent of MDBED.”

     8. The following new Section 6.12 is added to the Agreement:

     “Section 6.12 Affiliates When used in this Agreement, the term “affiliate” shall, with respect to any Purchaser, refer to (a) any person or entity holding a beneficial ownership interest in such Purchaser (including, without limitation, the limited partners of a Purchaser that is a limited partnership) and (b) any person or entity controlling, controlled by, or under common control with such Purchaser. All references in Article V of this Agreement to a “Purchaser” shall include the affiliates of such Purchaser whether or not so stated. A Purchaser may assign any or all of its rights under this Agreement to any of its affiliates.”

     9. In all other respects the Agreement shall remain in full force and effect without amendment or alteration.

     In Witness whereof, the Company and the Initial Purchaser have executed this Agreement of Amendment as of the date first above written.

Therapeutic Genomics, Inc.

By:	/s/ Kenneth C. Carter, Ph.D.

President

Oxford Bioscience Partners iii l.p.,
By: OBP Management iii l.p.

By:	/s/ Alan G. Walton

General Partner

Oxford Bioscience Partners (Bermuda) iii limited partnership
By: OBP Management (Bermuda) iii limited partnership

By:	/s/ Alan G. Walton

General Partner

4